Exhibit 23

WAIVER

October 5, 2018

This Waiver is hereby given to SAExploration Holdings, Inc., a Delaware corporation (the “Company”), by BlueMountain Capital Management, LLC, a Delaware limited liability company, on behalf of itself and its affiliates (collectively, “BlueMountain”). Reference is hereby made to the Company’s Third Amended and Restated Certificate of Incorporation, dated September 6, 2016, as amended March 5, 2018 (the “Certificate of Incorporation”), and the Second Amended and Restated By-Laws, dated July 27, 2016 as amended March 5, 2018 (the “By-Laws” and, together with the Certificate of Incorporation, the “Governing Documents”).

WHEREAS, the By-Laws provide that, for so long as BlueMountain holds at least nine percent (9%) of the Company’s outstanding capital stock, BlueMountain is entitled to the following (collectively, the “By-Law Entitlements): (i) pursuant to Section 3.3(b) of the By-Laws, the Company and its board of directors (the “Board”) shall include one (1) person nominated by BlueMountain in the slate of nominees recommended for election to the Board and shall use reasonable best efforts to cause the stockholders of the Company to elect such nominee to the Board (the “BlueMountain Director”); (ii) pursuant to Section 3.16, the BlueMountain Director may only be removed from office by BlueMountain; (iii) pursuant to Article 4 of the By-Laws, each Board committee is required to include the BlueMountain Director as a member; and (iv) pursuant to Section 7.7 of the By-Laws, the By-Laws may not be amended to limit the foregoing By-Law Entitlements without the consent of BlueMountain.

WHEREAS, the Certificate of Incorporation provides that, for so long as BlueMountain holds at least nine percent (9%) of the outstanding common stock, $0.0001 par value per share, of the Company (the “Common Stock”), BlueMountain is entitled to the following (collectively, the “Charter Entitlements” and, collectively with the By-Law Entitlements, the “BlueMountain Entitlements”): (i) pursuant to Section 5.3 of the Certificate of Incorporation, the BlueMountain Director may only be removed from office by BlueMountain; (ii) pursuant to Section 8.2 of the Certificate of Incorporation, the By-Laws may not be amended to limit the By-Law Entitlements without the consent of BlueMountain; and (iii) pursuant to Section 8.1 of the Certificate of Incorporation, the Certificate of Incorporation may not be amended to limit the foregoing Charter Entitlements without the consent of BlueMountain;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, BlueMountain for itself and its successors and assigns does hereby acknowledge and agree as follows:

  BlueMountain hereby forever abandons and waives (i) any rights, powers or remedies under the Governing Documents relating to the BlueMountain Entitlements, and (ii) any other rights powers or remedies, whether under the Governing Documents or otherwise, that may cause BlueMountain to be deemed to be an “affiliate” of the Company, as such term is defined in Rule 144 promulgated under the Securities Act of 1933, as amended.

  Other than as set forth in Paragraph 1 above, this Waiver shall not operate as a waiver or amendment of any other rights, powers or remedies under any other provision of the Governing Documents as in effect prior to the date hereof, under any other instrument, document or agreement relating to BlueMountain and the Company, or otherwise.

This Waiver shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Waiver as of the date first written above.

BLUEMOUNTAIN CAPITAL MANAGEMENT, LLC

By:	/s/ David M. O’Mara Name: David M. O’Mara Title: Deputy General Counsel